UNITED DEVELOPMENT CO., L.P. 2000
                              FINANCIAL STATEMENTS
                                December 31, 2004
                                      with
                         Report of Independent Auditors

                                   NOVOGRADAC
                                 & COMPANY LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------




                         Report of Independent Auditors
                         ------------------------------



To the Partners of
  United Development Co., L.P.-2000:


We have audited the accompanying balance sheet of United Development Co., L.P.-2000 as of December 31, 2004, and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Development Co., L.P.-2000 at December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Novogradac & Company LLP
----------------------------

January 28, 2005

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                        UNITED DEVELOPMENT CO., L.P.-2000
                                  BALANCE SHEET
                                December 31, 2004


ASSETS
     Cash and cash equivalents                                            24,331
     Security deposits                                                     5,483
     Accounts receivable                                                  13,744
     Land                                                                195,000
     Fixed assets, net of accumulated depreciation                     3,195,890
     Intangible assets, net of accumulated amortization                   20,838
                                                                      ----------
     Total assets                                                     $3,455,286
                                                                      ==========
LIABILITIES AND PARTNERS' CAPITAL
     Liabilities
          Security deposits payable                                       12,835
          Accrued interest                                                 5,094
          Due to related parties                                          89,266
          Mortgage payable                                             1,060,125
                                                                      ----------
          Total liabilities                                            1,167,320

      Partners' capital                                                2,287,966
                                                                      ----------
      Total liabilities and partners' capital                         $3,455,286
                                                                      ==========





                             See accompanying notes

                        UNITED DEVELOPMENT CO., L.P.-2000
                             STATEMENT OF OPERATIONS
                      For the year ended December 31, 2004




REVENUE
      Rental revenue                                                  $ 287,487
      Other revenue                                                       4,117
                                                                      ---------
      Total revenue                                                     291,604

OPERATING EXPENSES
      General and administrative                                         28,301
      Utilities                                                           1,611
      Tax and insurance                                                  30,615
      Management fee                                                     62,039
      Repairs and maintenance                                            60,415
      Legal and other professional fees                                  12,600
                                                                      ---------
      Total operating expenses                                          195,581
                                                                      ---------

OPERATING INCOME                                                         96,023

OTHER EXPENSES
      Interest expense                                                  (59,904)
      Depreciation and amortization                                    (133,359)
      Reporting fee expense                                              (2,500)
                                                                      ---------
      Net other expenses                                               (195,763)
                                                                      ---------
NET LOSS                                                              $ (99,740)
                                                                      =========





                             See accompanying notes

                        UNITED DEVELOPMENT CO., L.P.-2000
                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                      For the year ended December 31, 2004





                                                                       Total
                                    General         Limited           Partners'
                                    Partner         Partners          Capital
                                  -----------      -----------      -----------

BALANCE, JANUARY 1, 2004          $   112,286      $ 2,121,972      $ 2,234,258
     Capital contributions                 --          153,448          153,448
     Net loss                              (5)         (99,735)         (99,740)
                                  -----------      -----------      -----------

BALANCE, DECEMBER 31, 2004        $   112,281      $ 2,175,685      $ 2,287,966
                                  ===========      ===========      ===========















                             See accompanying notes

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                        UNITED DEVELOPMENT CO., L.P.-2000
                             STATEMENT OF CASH FLOWS
                      For the year ended December 31, 2004






CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                          $ (99,740)
    Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
         Depreciation and amortization                                  133,359
         (Increase) decrease in security deposits                         5,528
         (Increase) decrease in accounts receivable                     (11,974)
         (Increase) decrease in prepaid insurance                         4,807
         Increase (decrease) in accounts payable                         (2,354)
         Increase (decrease) in security deposits payable                 1,859
         Increase (decrease) in accrued interest                            (73)
                                                                      ---------
              Net cash provided by (used in) operating activities        31,412

CASH FLOWS FROM FINANCING ACTIVITIES
         Increase (decrease) in due to related parties                 (203,982)
         Principal payments on mortgage payable                         (16,881)
         Capital contributions                                          153,448
                                                                      ---------
              Net cash provided by (used in) financing activities       (67,415)
                                                                      ---------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    (36,003)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                           60,334
                                                                      ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                 24,331
                                                                      =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid for interest                                           $  59,977
                                                                      =========







                             See accompanying notes

                        UNITED DEVELOPMENT CO., L.P.-2000
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2004


1. General
----------

     United Development Co., L.P.-2000 (the "Partnership") was formed under the laws of the State of Arkansas to conduct the business of owning and operating real property located in West Memphis, Arkansas. The Partnership owns Families First, a 51-home scattered site property (the "Property") developed and operated under the low-income housing tax credit program.

     The Partnership is 99.98% owned by the limited partner, WNC Housing Tax Credit Fund VI, Series 7, a California limited partnership, 0.01% owned by the special limited partner, WNC Housing, L.P., and 0.005% owned by Arkansas Low-Income Housing State Tax Credit Partnership 2003-A, collectively, the "Limited Partners." Harold E. Buehler, Sr. and Jo Ellen Buehler, collectively, the "General Partner", own 0.005% of the Partnership.

     Profits and losses are generally allocated 0.005% and 99.995% to the General Partner and Limited Partners, respectively, pursuant to the Second Amended and Restated Agreement of Limited Partnership dated March 12, 2004 (the "Partnership Agreement"). Under the terms of the Partnership Agreement, the Limited Partners provided or otherwise received credit for capital contributions totaling $2,352,998, which reflects an overpayment of $35,935 as a result of a tax credit adjuster pursuant to the Partnership Agreement. The General Partner provided cumulative capital contributions totaling $112,291. The total capital contributions required pursuant to the Partnership Agreement are subject to adjustment based on the amount of low-income housing tax credits allocated to the Partnership. During 2004, the Limited Partners provided capital contributions totaling $153,448.


2. Summary of significant accounting policies and nature of operations
----------------------------------------------------------------------

     Basis of accounting
     -------------------
     The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

     Cash and cash equivalents
     -------------------------
     Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less at the acquisition date. Restricted cash is not considered cash equivalents.

     Concentration of credit risk
     ----------------------------
     The Partnership places its temporary cash investments with high credit quality financial institutions. At times, the account balances may exceed the institution's federally insured limits. The Partnership has not experienced any losses in such accounts.

     Estimates
     ---------
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

                        UNITED DEVELOPMENT CO., L.P.-2000
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2004


2. Summary of significant accounting policies and nature of operations
----------------------------------------------------------------------
   (continued)
   -----------

     Revenue recognition
     -------------------
     Rental revenue attributable to residential leases is recorded when due from residents, generally upon the first day of each month. Leases are for periods of up to one year, with rental payments due monthly. Other revenue results from fees for late payments, cleaning and damages and is recorded when earned.

     Fixed assets
     ------------
     Fixed assets are recorded at cost. Buildings are depreciated over their estimated useful lives of 27.5 years under the straight-line method. Depreciation expense for the year ended December 31, 2004 was $128,854.

     Fixed assets consist of:

               Buildings                                     $  3,543,453
               Less: accumulated depreciation                    (347,563)
                                                             ------------
                 Net fixed assets                            $  3,195,890
                                                             ============


     Intangible assets
     -----------------
     Permanent loan costs of $13,576 are being amortized using the straight-line method over 30 years. Tax credit monitoring fees of $18,000 are being amortized using the straight-line method over 15 years. Amortization expense for the year ended December 31, 2004 was $4,505. Accumulated amortization at December 31, 2004 was $10,738.

     Impairment of long-lived assets
     -------------------------------
     The Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition. If the long-lived asset is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique. There were no impairment losses recognized during 2004.

     Income taxes
     ------------
     Income or loss of the Partnership is allocated 0.005% to the General Partner 99.995% to the Limited Partners. No income tax provision has been included in the financial statements since profit or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

     Economic concentrations
     -----------------------
     The Partnership operates a scattered site property in West Memphis, Arkansas. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the demand for such housing.

                        UNITED DEVELOPMENT CO., L.P.-2000
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2004


3. Related party transactions
-----------------------------

     Accounts receivable
     -------------------
     During 2004, United Development Co., Limited Partnership 2001, an affiliate of the General Partner, shared an office with the Partnership. The Partnership is reimbursed by the affiliate for their share of general and administrative expenses incurred in the operations of the office. At December 31, 2004, $5,879 was due to the Partnership and is included in the accounts receivable balance on the accompanying balance sheet.

     Tenant receivables of $7,865 are included in the accounts receivable balance as of December 31, 2004.

     Due to related parties
     ----------------------
     Pursuant to the Development Agreement, Buehler Enterprises, Inc., an affiliate of the General Partner, earned a developer fee of $168,867 related to the development of the Property. The entire development fee has been capitalized into the buildings. As of December 31, 2004, the balance sheet reflects a developer fee payable of $41,013. This amount is expected to be paid from available cash flow.

     Pursuant to the Partnership Agreement, the amount of the Limited Partners' capital contribution was based upon the assumption that the Partnership would be eligible to claim $285,000 of low-income housing tax credits with respect to 2002 and eligible to claim an aggregate of $3,000,000 in low-income housing tax credits. However, the Partnership only claimed $170,437 of credits with respect to 2002. The shortfall created an adjuster, which was calculated pursuant to the Partnership Agreement. The adjuster equals $35,935 and is reflected on the accompanying balance sheet in due to related parties.

     Buehler Enterprises, Inc., an affiliate of the General Partner, manages the Property pursuant to a management agreement dated October 20, 2000. The management agreement provides for a management fee of 8% of monthly gross rental collections and an annual fee of $25,000. During 2004, a management fee of $62,039 was expensed to operations, of which $12,500 is 2003 management fee expense. A management fee of $9,818 was payable as of December 31, 2004.

     Pursuant to the Partnership Agreement, the Partnership shall pay to the Limited Partners or an Affiliate thereof a fee of $2,500 each year for its services in connection with the Partnership's accounting matters. During 2004, a reporting fee of $2,500 was expensed, and a reporting fee of $2,500 was payable as of December 31, 2004.

                        UNITED DEVELOPMENT CO., L.P.-2000
                        NOTES TO THE FINANCIAL STATEMENTS
                                December 31, 2004


4. Mortgage payable
-------------------

     The balance sheet reflects a permanent loan from Fidelity National Bank secured by the Property. The permanent loan has been allocated to each of the 51 homes by Fidelity National Bank and a deed has been executed for each separate building. The terms are set forth below:

             Loan Amount:                   $1,100,000
             Maturity Date:                 May 1, 2017
             Interest Rate:                 5.75%


     As of December 31, 2004, the mortgage payable balance was $1,060,125. Principal and interest payments of $6,419 are due on the first day of each month until May 1, 2017 when all unpaid interest and principal will be due and payable. Accrued interest as of December 31, 2004 was $5,094. Future minimum principal maturities of the mortgage payable over each of the next five years are as follows:

              Year ending December 31,
                       2005                   $       16,411
                       2006                           17,380
                       2007                           18,406
                       2008                           19,492
                       2009                           20,643
                       Thereafter                    967,793
                                              --------------
                                              $    1,060,125
                                              ==============


6. Low-income housing tax credits
---------------------------------

     The Partnership expects to generate an aggregate of $3,000,000 of federal low-income housing tax credits ("Tax Credits"). Generally, such Tax Credits become available for use by its partners pro- rata over a ten-year period that began in 2002. To qualify for the Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 ("Section 42") which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements. In addition, the Partnership executed a land use restriction agreement, which requires the Property to be in compliance with Section 42 for a minimum of 30 years. Because the Tax Credits are subject to complying with certain requirements, there can be no assurance that the aggregate amount of Tax Credits will be realized and failure to meet all such requirements may result in generating a lesser amount of Tax Credits than expected.

     As of December 31, 2004, the Partnership had generated $770,437 of Tax Credits.

                       UNITED DEVELOPMENT CO., L.P.-2000
                       NOTES TO THE FINANCIAL STATEMENTS
                               December 31, 2004


6. Low-income housing tax credits (continued)
---------------------------------------------

     The Partnership anticipates generating Tax Credits as follows:


               Year ending December 31,
                        2005                      $    300,000
                        2006                           300,000
                        2007                           300,000
                        2008                           300,000
                        2009                           300,000
                        Thereafter                     729,563
                                                  ------------
                        Total                     $  2,229,563
                                                  ============